UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Exxon Mobil Corporation
22777 Springwoods Village Parkway	May 15, 2026
Spring, Texas 77389

ISS

702 King Farm Boulevard, Suite 400

Rockville, Maryland 20850 USA

RE: 2026 ISS Proxy Report Feedback Statement

Summary of ExxonMobil Response

Texas Redomiciliation Proposal

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ISS based their recommendation on flawed analysis, speculation and immaterial factors. Rather than evaluate the true merits of the proposal, we believe ISS developed flimsy rational to support their predetermined conclusion. ISS has, and failed to disclose, an obvious conflict of interest resulting from its ongoing litigation with the Texas Attorney General. This appears to have influenced their consistent recommendations against every single redomiciliation to Texas since Senate Bill 2337, the subject of their litigation, passed.

●	ISS mischaracterizes differences in legal structure as reduced protections. Texas’ business judgement rule provides clarity and predictability without diminishing core shareholder protections.

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ISS engages in blatant scaremongering based on speculation that ExxonMobil might attempt to degrade shareholders’ rights. ExxonMobil’s past actions have been consistently aligned with fully preserving shareholders’ rights, including the rights associated with shareholder proposals and derivative lawsuits.

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Director and Officer liabilities and records access are comparable between New Jersey and Texas. ISS’ inconsistent portrayal of the 5% ownership threshold for books-and-records access in their report is simply wrong. The lack of a serious legal evaluation to support their recommendation reflects their “conclusion looking for a reason” approach.

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The exclusive forum provision, which is common among S&P 500 companies, improves efficiency and ensures jurisdictional relevance without limiting shareholder recourse. This is a shareholder benefit, not a detriment.

Retail Voting Program Proposal (submitted by the NYC Comptroller’s Office)

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ISS analysis is, again, based on flawed analysis, speculation and immaterial factors. Their support of the proposal raises potential conflicts of interest related to proxy advisor-aligned voting models. If this proposal is adopted, it represents a new market for ISS custom policies. Surprisingly, ISS does not address the self-serving nature of their recommendation.

●	ISS indicates they are concerned about more retail shareholders voting, falsely labeling it as “entrenchment”, when the retail program expands participation without limiting shareholder choice.

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ISS incorrectly analyzes the program as a neutral voting platform, which it is not. It is an advocacy platform by the Board. As a result, ISS fails to recognize the legal issues arising from the Comptroller’s proposal.

●	ISS’ criticism that the program results in material expense is unsupported and arbitrary.

Texas Redomiciliation Proposal

ISS based their recommendation on flawed analysis, speculation and immaterial factors. Rather than evaluate the true merits of the proposal, we believe ISS developed flimsy rational to support their predetermined conclusion. ISS has, and failed to disclose, an obvious conflict of interest resulting from its ongoing litigation with the Texas Attorney General. This appears to have influenced their consistent recommendations against every single redomiciliation to Texas since Senate Bill 2337, the subject of their litigation, passed.

ISS’ objections to our proposal to redomicile to Texas rest on speculative and immaterial concerns and raise legitimate questions about the independence of its analysis.

Since the enactment of Texas Senate Bill 2337 in 2025, ISS has not supported a single redomiciliation to Texas.1 In evaluating these proposals, ISS should clearly disclose that it is not a passive observer of Texas corporate governance. ISS is actively litigating to block SB 2337, a law that directly affects proxy advisory firms’ disclosure obligations.2

We do not believe that litigation over proxy regulation reflects a governance failure or disqualifies ISS from expressing a view on redomiciliation. However, we do believe such matters should be prominently disclosed. This context is important, particularly where the analysis relies on speculative concerns rather than demonstrated governance risk.3 We urge investors to consider the Board’s thorough evaluation of this matter and reach their own conclusions on this proposal.

ISS mischaracterizes differences in legal structure as reduced protections. Texas’ business judgement rule provides clarity and predictability without diminishing core shareholder protections.

Texas law provides a clear, statute-based framework around the business judgement rule. This includes greater legal certainty and predictability in corporate decision-making, and a consistent, codified structure supporting long-term planning in a capital-intensive, long-cycle industry. ISS characterizes Texas law as less protective relative to New Jersey, where the business judgement rule is not codified, and thus subject to changes by unelected judges.

ISS engages in blatant scaremongering based on speculation that ExxonMobil might attempt to degrade shareholders’ rights. ExxonMobil’s past actions have been consistently aligned with fully preserving shareholders’ rights, including the rights associated with shareholder proposals and derivative lawsuits.

ISS concludes that the proposed reincorporation to Texas could result in a “material degradation of shareholder rights.” This conclusion is not supported by the actual terms of ExxonMobil’s proposed redomiciliation.

The Board’s recommendation is based on a comprehensive evaluation of legal, operational, and governance considerations. Critically:

●	ExxonMobil is not adopting any optional provisions under Texas law that could diminish shareholder rights

1 ISS Corporate Solutions (ICS) platform; review of ISS governance materials indicates that ISS recommended “Against” all identified Texas redomestication proposals at XOM, TTEC, EXPI, TCBI, ARCB, and DDS (June 1, 2025 – May 12, 2026).

2 Texas Senate Bill 2337, enacted in 2025, imposes enhanced disclosure requirements on proxy advisory firms, including disclosures when voting recommendations are based in whole or in part on “non-financial” considerations, such as environmental, social, or diversity-related factors. On July 24, 2025, ISS sued Paxton in the Western District of Texas, seeking declaratory and injunctive relief to block SB 2337 before it took effect. On August 29, 2025, the Court issued a preliminary injunction barring enforcement of SB 2337 against ISS while the case proceeds toward trial. The case is ongoing.

3 ISS’ report on this proposal references, among other items, ExxonMobil’s Scope 3 emissions targets, which may constitute a non-financial consideration within the meaning of SB 2337.

●	The proposed charter and bylaws maintain substantial continuity with current New Jersey governance provisions
●	Even though not prohibited by New Jersey’s corporate statute, ExxonMobil has not sought to similarly restrict shareholder proposals under that state’s law
●	Core protections including fiduciary duties and limitations on director and officer liability remain unchanged

ISS instead relies on speculative future actions (e.g., potential adoption of ownership thresholds), none of which form part of ExxonMobil’s proposal. ISS notes that another company that redomiciled to Texas included commitments not to adopt certain optional provisions in its charter, but fails to disclose that ISS nevertheless recommended votes against that company’s redomiciliation to Texas. Evaluating a binding shareholder vote on this basis substitutes conjecture for fact. Basing a voting recommendation on hypothetical future actions by the Board is not a sound basis, especially when the Board has not taken that action in the past.

Director and Officer liabilities and records access are comparable between New Jersey and Texas. ISS’ inconsistent portrayal of the 5% ownership threshold for books-and-records access in their report is simply wrong. The lack of a serious legal evaluation to support their recommendation reflects their “conclusion looking for a reason” approach.

ISS raises concerns regarding books-and-records access, fiduciary standards, and litigation rights that are overstated and inconsistently applied. Books-and-records access standards under Texas law are substantively comparable to those under New Jersey law. Procedural thresholds and litigation standards exist across jurisdictions and are not unique to Texas. Director and officer liability protections likewise remain aligned in all material respects.

ISS’ analysis relies upon several erroneous statements of law and a shifting rationale:

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The report inconsistently describes the 5% ownership threshold for books-and-records access (e.g., pp. 27 vs. 29), undermining its analytical rigor. Page 29 incorrectly states that Texas requires 5% ownership, while page 27 correctly notes access is also available to any shareholders of six months, a standard that aligns with New Jersey law. New Jersey is actually more limited than Texas as shareholders may inspect only shareholder minutes. To inspect other books and records, New Jersey law requires a shareholder to go to court.

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With respect to liability, ISS suggests that Texas law is less protective because it is unclear whether gross negligence could support a breach of the duty of loyalty and ISS contrasts this with the duty of care (separate standards under New Jersey law). This erroneous framing overlooks a critical point: under both the Company’s New Jersey charter and the proposed Texas charter, directors and officers are subject to the same limitations on liability for breaches of the duty of care under state law exculpation provisions. As a result, any theoretical distinction regarding whether gross negligence constitutes a duty-of-care violation under New Jersey law has no practical effect for ExxonMobil shareholders.

Having relied on an irrelevant duty-of-care comparison, ISS shifts to speculative concerns regarding duty-of-loyalty liability under Texas law, without acknowledging that New Jersey law is similarly unsettled as to whether gross negligence alone constitutes a breach of the duty of loyalty. Treating speculative uncertainty as material in Texas while disregarding comparable uncertainty under New Jersey reflects an inconsistent and incomplete analysis.

The exclusive forum provision, which is common among S&P 500 companies, improves efficiency and ensures jurisdictional relevance without limiting shareholder recourse. This is a shareholder benefit, not a detriment.

ISS highlights the exclusive forum provision as a concern, while acknowledging it is a common governance feature. We disagree that the exclusive forum provision limits shareholder rights.

The exclusive forum provision does not restrict shareholders’ right or ability to pursue litigation. Rather, it ensures that such claims are resolved in a single, appropriate forum, avoiding the inefficiencies, increased costs, and potential for inconsistent outcomes that can arise when similar cases are filed across multiple jurisdictions.

Establishing a clear and exclusive forum provides greater predictability for shareholders and the Company alike. It is appropriate and logical for such matters to be adjudicated in the jurisdiction where ExxonMobil is headquartered, where its management and operations are based, and whose corporate law framework governs the Company.

As disclosed in the proxy statement, courts in Texas are well positioned to evaluate matters involving ExxonMobil. The proposed bylaws include a seriatim for the venue of certain cases, which provide a robust legal framework. Judges and juries in Texas are more likely to have familiarity with the Company’s operations and industry, which supports more informed and effective decision-making when reviewing corporate actions.

Exclusive forum provisions are widely accepted and already standard practice among large U.S. public companies. A substantial portion of the S&P 5004 including the majority of Delaware incorporated issuers, maintain exclusive-forum provisions designating a single court for internal affairs litigation. They are viewed as a mainstream governance mechanism that enhances efficiency and reduces duplicative litigation.5

The exclusive forum provision is designed to benefit shareholders through increased efficiency, consistency, and predictability, without impairing their ability to seek legal recourse.

Voluntary Retail Voting Program Shareholder Proposal

ISS analysis is, again, based on flawed analysis, speculation and immaterial factors. Their support of the proposal raises potential conflicts of interest related to proxy advisor-aligned voting models. If this proposal is adopted, it represents a new market for ISS custom policies. Surprisingly, ISS does not address the self-serving nature of their recommendation.

The shareholder proposal explicitly promotes custom voting policies. Proxy advisors provide this service. If this proposal is adopted, it represents a new market for ISS custom policies. At a minimum, ISS should have addressed or disclaimed this potential conflict of interest.

4 “Exclusive-forum bylaws have become more widely adopted and currently are in place in roughly half of the S&P 500 and a quarter of all public companies”: https://www.directorsandboards.com/risk-oversight/legal-risk/a-closer-look-at-exclusive-forum-provisions

5 “Exclusive forum selection provisions have become commonplace and serve as an effective tool to manage litigation for Delaware corporations”: https://www.skadden.com/-/media/files/publications/2022/05/insights-the-delaware-edition/seventh_and_ninth_circuits_split_over_the_scope_of_ exclusive_forum_provisions.pdf?rev=9b998028eeb04ade88f6954efc9abc6e

ISS indicates they are concerned about more retail shareholders voting, falsely labeling it as “entrenchment”, when the retail program expands participation without limiting shareholder choice.

ExxonMobil did the work of getting SEC approval for a template that everyone, both issuers and activists, can legally follow. Instead of applauding this governance innovation, ISS treats it as an “entrenchment” issue.

ISS’ report never mentions any of the other retail investor programs already in the market. Multiple activists have created programs allowing retail shareholders to sign up to follow their recommendations against the Board’s recommendations. In fact, the As You Sow program existed first.6

Treating this as “entrenchment” is not reality. If the New York City Comptroller is not satisfied with the activists’ options already available, it has a clear and legally permitted path forward—start its own program. Small activists have already shown the way.

Similar to its reasoning in our redomiciliation, ISS’ concerns regarding potential “entrenchment” are speculative and unsupported by current facts:

●	Participation remains limited (~3%), well below levels that could influence outcomes
●	Shareholders retain full ability to override, opt out, or vote independently
●	The program is entirely voluntary

The program is designed to increase retail participation, not constrain it.

ISS may have given insight into their real concern in the first page of the report. They state:

“There are concerns for the impact of the retail voting program, as it is currently structured, on institutional and retail investors who are already actively voting their shares.” (emphasis added)

Their concern about the impact of the retail program on “institutional” investors seems misplaced. It is also inconsistent with good governance principles in our view. We have not heard our institutional investors worrying that more retail votes mean a decrease in their influence. However, if any activist investors are thinking this way, then this is what “entrenchment” truly looks like.

ISS incorrectly analyzes the program as a neutral voting platform, which it is not. It is an advocacy platform by the Board. As a result, ISS fails to recognize the legal issues arising from the Comptroller’s proposal.

ISS adopts the New York City Comptroller’s criticisms of our legal analysis without outlining how the proposal complies with the securities laws. This is noteworthy since ISS also notes that the full program is subject to litigation right now in New Jersey. ISS’ analysis seems to question the viability of the Retail Voting Program but does not question the viability of the proposal.

The fact remains: what the proposal requests is a breach of the Board’s fiduciary duties. We had extensive discussions with the SEC resulting in the no-action letter approving the two options we offer.

6 Omitting the As You Sow program is especially incredible as they included reference to As You Sow’s letter to the SEC objecting to our program. As You Sow’s letter goes into detail about their program.

The New York City Comptroller hasn’t done any work to prove the viability of their proposal. We, of course, feel ownership in this question, because if the New York City Comptroller’s “against management” option were adopted, ExxonMobil would be obligated to defend it in court.

ISS incorrectly analyzes the program as a neutral voting platform, which it is not. It is an advocacy platform by the Board, just as As You Vote is an advocacy platform by As You Sow. This is why the SEC requires it to be filed as a 14a-12 solicitation unlike neutral voting programs from third parties. In these advocacy platforms, as opposed to proxy statements, the owner needs to be responsible for all the options, analysis, and disclosures for each vote. Separate platforms representing separate viewpoints are the clear path forward for those wanting more options for retail investors.

ISS nevertheless evaluates the program as though ExxonMobil were a neutral voting platform. Since ISS’ analysis evaluates ExxonMobil against a framework that is legally inapplicable, their conclusions do not reflect the realities of issuer obligations or the constraints under which the program operates. This analytical error is central — not incidental — to ISS’ recommendation, and it fundamentally undermines its validity.

ISS’ criticism that the program results in material expense is unsupported and arbitrary.

ISS speculates that the Company’s retail voting program may impose costs on shareholders, while acknowledging that it does not quantify those costs or assess their materiality. Like all shareholder engagement and proxy solicitation activities, the program involves modest administrative costs that are immaterial.

A governance critique premised on unquantified and immaterial costs, without evidence of shareholder harm, is not a sound basis for evaluation.

CA100+

Along with the other items noted, we are disappointed that the first sentence under the ISS Benchmark Report is “This company has been identified as a large corporate greenhouse gas emitter by the Climate Action 100+ investor coalition.” We do not believe the views of CA100+ represent the right starting point for evaluating the financial interests of our investors and instead represent another agenda. We believe this example is indicative of the true intent of this report.

Conclusion

ExxonMobil’s proposals are grounded in a clear objective: to support long-term shareholder value while maintaining robust shareholder rights. ISS’ recommendations, by contrast:

●	Rely on hypothetical scenarios rather than the Company’s actual proposal
●	Reflect misinterpretation of legal and fiduciary constraints
●	Contain internal inconsistencies in the evaluation of shareholder rights
●	Incorporate external advocacy positions without sufficient independent analysis

We encourage shareholders to evaluate the proposals independently based on all the available data, which demonstrate continuity in shareholder protections and a considered approach to long-term value creation.